Exhibit 99.1

July 30, 2020

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today, and our strategy for driving growth, competitive differentiation and financial returns. We’ll discuss a number of significant profit improvement opportunities specific to our operations. And we’ll give you an overview of our second quarter 2020 financial performance, as well as some trends we see in our business.

XPO is a top ten global logistics company with about $17 billion in 2019 revenue and an integrated network of people, technology and physical assets. We operate under the single brand of XPO Logistics. We use our network to help our customers manage their goods most efficiently throughout their supply chains.

We have two reporting segments: transportation and logistics. Approximately 64% of our 2019 revenue came from transportation. The other 36% was logistics, which we sometimes refer to as “supply chain” or “contract logistics.”

Our markets are highly diversified. The more than 50,000 customers we serve span every major industry and touch every part of the economy. Our revenue comes from a mix of key verticals, such as retail and e-commerce, food and beverage, consumer packaged goods and industrial.

About 59% of our 2019 revenue was generated in the United States, 12% came from France and 12% from the United Kingdom. Of the balance, Spain was the next largest at 5% of revenue. In total, we operate in 30 countries with 1,506 locations and approximately 96,000 employees.

Investor Highlights

These are the key factors driving our growth and returns companywide:

•	We hold leading positions in fast-growing areas of transportation and logistics, with outsized exposure to sectors with track records of long-term growth and sustained demand.

•	Our rapid pace of innovation differentiates XPO’s services and makes the most of the talent and assets within our organization.

•	Our combination of scale, density, expertise and technology is critically important in e-commerce and omnichannel supply chains, where we have a strong global presence.

•	Currently, we hold less than 2% share of the total addressable market opportunity. Our share growth complements opportunities for further consolidation of fragmented markets.

•	Our scale also propels operating leverage, cross-selling, purchasing power and capacity to innovate.

•	Our business model is optimized for free cash flow generation in all parts of the cycle: about 70% of our revenue is asset-light and 77% of our cost basis is variable.

•	We serve customers in different verticals with diverse economic cycles and the vast majority of our revenue is generated under long-term contracts, making our performance more resilient in economic cycles.

•	Our maintenance capex is low, and we have the ability to adjust our capex and turn working capital into a source of cash in a downturn.

•	Our secret sauce has always been the world-class people we’ve attracted to XPO — not just our 35 executives, but also the 2,500 professionals at the next level, with blue-chip industry experience: our technologists, managers, engineers, logisticians and operators.

•	We’re executing on 10 profit initiatives that are specific to XPO. In total, these initiatives represent an estimated $700 million to $1 billion of potential profit improvement.

•	In addition, our business units have growth drivers that are specific to the services they provide. These drivers range from secular tailwinds to internal initiatives for sales and margin expansion.

Looking at the 10 profit initiatives in particular, all are self-driven and largely independent of the macro. They exist because we’ve invested in innovation for years, and our investments are bearing fruit across our operations.

We estimate that 40% of the potential opportunity is related to revenue initiatives: advanced pricing analytics and revenue management tools, our digital freight platform, our shared distribution network and cross-selling our services, primarily within transportation in North America and in Europe. The other 60% is related to cost initiatives: LTL process improvements, contract logistics automation, workforce productivity, European margin expansion, global procurement and further back-office optimization.

Operationally, we estimate that approximately 50% of the potential profit improvement opportunity is in global logistics. Another 30% of the opportunity applies to North American less-than-truckload, and the remaining 20% applies to all other transportation lines.

Six of the 10 profit initiatives are driven directly by our technology. For example, our proprietary algorithms are key to our plan for LTL process improvements, as well as to our advances in logistics automation — we’re targeting more than $100 million of incremental profit improvement in each of these areas. We’re applying data science to capture pricing opportunities across our transportation modes. We’re also building elasticity models to optimize mix, and while it’s still early, we’re seeing positive results.

Beyond the P&L, our technology is a way for us to strengthen our relationships with customers and serve them as completely as possible. The industry is evolving, and customers want to future-proof their supply chains. We have the ability to develop customized solutions that solve complex challenges for customers by utilizing machine learning and data science.

Behind these initiatives is a global technology team of approximately 1,600 experts assigned to different areas of the business, and with a common understanding of our goals. Their ability to apply cutting-edge thinking to commercial practices distinguishes XPO from other technology efforts in our industry.

We’ve structured our technology organization to deliver a number of important advantages:

For a number of years now, we’ve made one of the largest tech investments in our industry — in 2019, the size of that investment was about $550 million. We’re determined to disrupt the marketplace and, where necessary, disrupt ourselves to drive long-term earnings growth.

Second, our technology team is embedded in North America and in Europe. This allows us to address opportunities in real time, with constant feedback loops that engage our operators and customers.

Third, we can deploy innovations globally across multiple operations in a relatively short time. We’ve built a highly scalable platform on the cloud to speed the development of new ways to increase efficiency, control costs and leverage our footprint. This gives our large accounts an added incentive to use XPO for multiple solutions.

And fourth, we can take an innovation developed for one of our operations and create value from it in other service lines. XPO Smart™ is a case in point.

XPO Smart™

XPO Smart™ is proprietary to our company and a critical lever in our profit improvement plan. It’s a suite of intelligent tools and analytics that self-adjusts site by site to drive productivity across our business units. We designed XPO Smart™ to incorporate dynamic data science and machine learning into the decision-making process for our managers. One of the most powerful aspects of the technology is its ability to generate both real-time and predictive insights.

Prior to XPO Smart™ we were managing warehouse labor spend, like most of the industry, through a combination of tribal knowledge and reactive analytics. Our workers would receive a report on a Wednesday letting them know how they did on Monday. The benefits of moving to real-time visibility have been significant, as noted in the sections on LTL and logistics that follow. These are the areas of the business where we believe XPO Smart™ will deliver the greatest benefits.

The economics of rolling out XPO Smart™ are compelling: the payback is measured not in months or years, but in days. We’re able to show customers how real-time insights into productivity can drive allocation of resources and cost reductions.

All of this information is interpreted using machine learning, so that our software becomes continually smarter at site-specific modeling. Our managers use the tools to make informed decisions about the optimal mix of LTL dock workers and drivers, the ratio of full-time to part-time warehouse labor, shift lengths and use of overtime.

The data also teaches our managers about infrastructure — sometimes it’s the physical space that creates inefficiencies. Our analytics track how goods flow through our warehouses and freight moves around our docks. We use that information to make improvements.

The supply chain industry is wide open for disruptive thinking like this.

Company Overview

We created XPO in 2011 to provide exceptional value for our customers while generating meaningful returns for our shareholders. The supply chain industry has strong fundamentals for value creation: it’s vast, growing, fragmented and ripe for innovation, with underpenetrated market sectors.

Supply chains are unique by nature; each one is a network spanning every step a company must take to move its goods from the origin to the end-user. Our customers typically have supply chains that include vendors, manufacturers, labor, assets, technologies, data and other resources. There are secular industry trends in our favor, including the ongoing growth in e-commerce, just-in-time inventory management and the globalization of supply chains by multinational companies.

Our service offering is asset-light overall, with assets accounting for just under a third of revenue. In 2019, our net capex was 2.1% of revenue — a notably lower percentage than asset-intensive competitor groups in our industry, such as less-than-truckload, truckload, parcel and rail carriers. The assets we do own or lease are critical components of the customer services we provide: 767 contract logistics facilities, 555 cross-docks, trucking assets of 15,000 tractors and 38,000 trailers, and intermodal assets of 10,000 53-ft. boxes and 5,000 chassis.

We market our service offerings using a two-pronged sales strategy: earn a greater share of wallet with our existing customer base and further penetrate high-growth verticals where our expertise and track record give us an advantage.

Over the past three years, we deepened our bench strength of senior-level sales talent in transportation and logistics in both North America and Europe and beefed up our North American LTL sales organization, including sales support personnel. We also invested in new training and analytics.

The scope of our services gives us entry to many different types of customers. We are:

•	The second largest contract logistics provider worldwide, and the largest outsourced e-fulfillment provider in Europe;

•	A top three LTL provider in North America, and a leading LTL provider in Western Europe;

•	The second largest freight broker worldwide, with one of the largest owned road fleets in Europe;

•	The largest last mile logistics provider for heavy goods in North America;

•	The third largest provider of intermodal freight services in North America;

•	The largest provider of managed expedite shipments in North America;

•	A top five global provider of managed transportation solutions; and

•	A provider of domestic and international freight forwarding services.

We share knowledge across our service range with an emphasis on best practices in high-impact areas of operation, such as customer service, sales, safety, training, warehouse management, cross-dock operations, equipment maintenance and human resources.

Overview of Logistics Operations

XPO is at the forefront of a $130 billion contract logistics industry in North America and Europe combined. Our logistics footprint stands at approximately 200 million square feet of warehouse space — this makes us attractive to multinational customers, as does our vertical expertise, technology and sophisticated engineering capabilities.

Within our logistics segment, our two main regional distinctions are Europe and North America. North America is managed together with Asia and Latin America. In North American logistics, we’ve identified five key drivers of growth and margin expansion. They are:

•	XPO is the logistics partner of choice for large customers, in part because of our ability to develop sophisticated solutions and drive efficiencies through automation;

•	Our proprietary technology excels at visibility, speed, accuracy, agility, forecasting and control;

•	Our XPO Direct™ network is a unique, shared-space distribution solution that gives customers a fluid way to position inventory close to target populations, reducing fixed costs and transit times;

•	Our broad range of vertical expertise capitalizes on tailwinds from the growth of e-commerce and omnichannel retail, and more universally, trends toward outsourcing; and

•	Our logistics business in North America is in a strong position for growth, with a high contract renewal rate, substantial new business wins.

While these attributes also apply to our European logistics business, Europe has its own unique growth drivers:

•	We have the largest outsourced e-fulfillment platform in Europe;

•	Our robust multinational capabilities meet customers’ high expectations for service quality across Europe;

•	Our bespoke, technology-enabled solutions are high-margin and create stickiness with key customers;

•	We have a large base of customer relationships that have a significant upside in share of wallet; and

•	Our targeted sales strategy and macro-independent margin initiatives are already underway.

Contract Logistics

Our contract logistics segment is asset-light and characterized by long-term contractual relationships, low cyclicality and a high-value-add component that deters commoditization. It has low capex requirements as a percentage of revenue, which leads to strong free cash flow conversion and ROIC. This is a well-positioned business with ongoing opportunities to expand margin through disciplined cost and productivity management, a reduction of loss-makers and greater efficiency and safety through automation. Our US warehouse safety record for OSHA reportable incidents is more than four times better than the industry average.

The majority of our top contract logistics customers have investment-grade credit ratings. They represent the preeminent names in retail and e-commerce, food and beverage, technology, aerospace, wireless, industrial and manufacturing, chemical, agribusiness, life sciences and healthcare. We also have strong positions in fast-growing sub-verticals: for example, XPO is the number one provider of fashion logistics in Italy. There are very few logistics companies with our breadth of vertical expertise. Most of our competitors specialize in one or two verticals.

When we secure a new logistics contract, the initial tenure of that contract, globally, is approximately five years on average with a historical renewal rate around 95%. These relationships can lead to a wider use of our services, such as inbound and outbound logistics.

In addition, our logistics offering includes a range of special services unique to XPO that help our customers control costs and increase efficiency. XPO Smart™ is brilliant at both of these objectives. We’ve seen productivity improvements of at least 5% on average — much higher at some individual sites — from rightsizing our labor resources. To date, we’ve implemented the tools in two-thirds of our warehouses in North America, with roll-outs ongoing on both sides of the Atlantic.

Here’s a real-life example: a large customer had been let down by another 3PL and needed us to take on 25% more volume for their peak season. It was coming up fast in 60 days. XPO Smart™ helped us manage the surge. We organized shift schedules, moved the customer’s inventory closer to the fulfillment stations and increased employee engagement. The customer’s experience was so positive, they asked us to take on 50% more volume.

We also provide value-added warehousing and distribution, e-commerce and omnichannel fulfillment, cold-chain solutions, reverse logistics, packaging and labeling, factory support, aftermarket support, inventory management and order personalization services, such as laser etching. In addition, we provide engineered solutions for supply chain optimization, such as production flow management.

Our competitive positioning in logistics is as a technology leader. We’re innovative and agile, with the ability to handle complex implementations, and we’re a huge proponent of advanced automation. With robotics, for instance, we work with about 30 of the top robotics companies in the world, culled from hundreds of suppliers.

Reverse logistics, also called returns management, is a fast-growing area of contract logistics and one where we have a high profile as a quality provider. It’s a demanding service that includes inspections, repackaging, refurbishment, resale or disposal, refunds and warranty management. These are high-value services for any company with consumer end-markets, because consumers are increasingly test-driving the products they buy online. Our technology is a major differentiator here.

It’s notable that about 10% to 35% of all e-commerce orders result in returned goods. This creates strong peaks in reverse volumes at certain times of year. We’ve been able to shave several days off the reverse process through automation and analytics, getting our customers’ products back on shelves more quickly for resale.

One of our largest contract logistics wins to date is an omnichannel reverse logistics facility for a large footwear and apparel company. Omnichannel is the industry term used to describe retailers who have both brick-and-mortar stores and an e-commerce channel. We’ve partnered with our customer on a 1.1 million square foot returns processing center in the US. The site has been custom-designed to dramatically improve the processing time it takes to get products back into the supply chain once they’re returned through retail, wholesale and e-commerce channels.

In another omnichannel win, we signed one of our largest logistics contracts in Europe with Waitrose & Partners, a national supermarket chain in the UK. We’ve begun operating two key distribution hubs for Waitrose, managing the picking and dispatch of an estimated 143 million cases per year. In their press statement, Waitrose commented that they chose XPO for our expertise in omnichannel distribution.

Our complementary logistics strengths in Europe and North America give us inroads into new verticals. For example, in Europe, we’re a specialist in food and beverage logistics, which includes staples that are less sensitive to economic cycles. Our European food and beverage experts are helping us build this business in North America. In the US, we’re strong in high-tech sectors; this is opening new doors for us overseas.

Logistics Automation

Contract logistics processes are ripe for transformation through technology. Order fulfillment times are compressing, most notably in the direct-to-consumer space. What used to be a five-day process is now down to one day or less. The most cost-effective way to meet customer expectations is through advanced automation and intelligent machines: robots and cobots (collaborative robots), automated sortation systems, automated guided vehicles (AGVs) and goods-to-person systems.

These technologies deliver critical improvements in speed, control, accuracy and productivity. Importantly, robots are also a way to enhance worker safety and overall quality of employment.

We’ve found that autonomous goods-to-person systems improve employee productivity by 4-6x by bringing inventory to workers at pick-and-pack stations. Cobots have a 2x benefit to productivity. Stationary robot arms repeat demanding tasks with absolute precision 3x faster than would be possible manually. Robotics are particularly valuable in tight labor markets where wage inflation and labor shortages can erode customer margins.

Another major driver of logistics automation is consumer demand for speed, particularly in e-commerce order fulfillment. Increasingly, people want their goods in one or two days, or even the same day. The crescendos to peak order periods are steeper and the peaks themselves are higher. We use automation to help manage these demands. We’ve also developed analytics that predict future peaks based on data histories and forecasted customer spend.

We’ve further differentiated XPO from other logistics providers through our ability to create a synchronized environment across automation platforms. In 2018, we launched WMx, our proprietary warehouse management platform; it integrates robotics and other advanced automation into our operations with a high degree of control, even when complex, third-party software is involved. Our warehouse platform is a key competitive advantage, particularly in multichannel environments.

Other differentiators for XPO are our order management tool (OMx), which gives customers deep visibility into fulfillment flows, and our business analytics dashboard (BMx), which gives customers XPO tools to manage their supply chains. Our connection management software (CMx) facilitates the seamless integration of SAP, Oracle and other customer systems, allowing us to engage in sophisticated demand planning.

Numerous blue-chip companies entrust us with the satisfaction of their customers. In June, we began ramping up operations in the revolutionary warehouse of the future we co-developed in the UK with Nestlé, the world’s largest food and beverage company. Nestlé indicated to us that only two companies could execute on the goals they set, and we were seen as the most innovative and the fastest moving of the two.

The Nestlé warehouse is designed as a fully automated environment and is expected to process more than a million pallets per year. It will have the highest throughput of any facility in Nestlé’s fulfilment network. Our European innovation lab is being relocated to this site, where it will function as both a think tank and a launch pad.

Overview of Transportation Operations

Our other segment — transportation — includes a range of complementary transportation services within our North American and European regions. This represents a strong lever for profitable growth through cross-selling.

In North America, the key drivers of growth and margin in our transportation segment are:

•	Multimodal solutions with critical mass and leadership positions in fast-growing sectors;

•	Our proprietary XPO Connect™ digital freight marketplace and Drive XPO™, which provides superior shipper and carrier experiences;

•	Automation and analytics that drive productivity and share gains;

•	Transformative solutions for tier-one customers, with an opportunity to penetrate tier-two and tier-three;

•	Trends in outsourcing, e-commerce and digitization, which play to our strengths; and

•	Our asset-light model, with high cash conversion and strong cash flow generation.

The exception to this last point in North America is our asset-based LTL business. Our opportunities in LTL have more to do with our national scale, favorable long-term industry fundamentals and the technology-driven path we’re forging to capture further margin upside beyond the considerable progress we’ve already made.

Our European service offering has its own unique growth drivers, including:

•	Our expansive transportation platform with strong leadership positions across Europe — XPO is the largest transportation provider across the UK, France, Spain, Portugal and Morocco, a leading provider of truck brokerage in Europe and a leading provider of LTL service in the UK, France, Spain and Portugal, among other distinctions.

•	Established, long-term relationships with limited customer concentration;

•	Multiple avenues to grow the core, enter adjacent countries, such as Germany, and expand our last mile offering through consolidation;

•	Our unique value proposition as a provider of pan-European, multimodal solutions; and

•	Our proprietary XPO Connect™ platform and Drive XPO™ app, currently in roll-out in Europe.

The scale of our transportation offering in Europe has helped us secure large, multi-year contracts as a critical distribution partner. For example, we recently entered into an agreement with Arla Foods for direct distribution of their chilled dairy products to major supermarkets and convenience stores in the UK. We’ll provide daily service to Arla using 195 of our refrigerated trucks and 346 XPO drivers.

XPO Connect™

XPO Connect™ is our company’s proprietary digital freight marketplace. It has a shipper interface, a pricing engine, a carrier interface and a mobile app for drivers. The core of the platform is our powerful Freight Optimizer system, which is the backbone of our brokerage operation. We’re capitalizing on years of tech investments, market know-how and big data.

The platform provides visibility across multiple transportation modes; this is the foundation to continually improve service, capture share and reduce costs. In essence, our technology is positioning XPO for the future of transportation, where shipper and carrier activities become increasingly automated.

The current capabilities of XPO Connect™, as well as the tremendous potential of future applications, establishes this technology as a competitive moat encircling our transportation service lines.

Truck Brokerage, Truckload and Expedite

XPO utilizes a blended transportation model of brokered, owned and contracted capacity for truck transportation. The non-asset portion of our model is variable cost and gives us extensive flexibility. It includes brokered transportation services, as well as contracted capacity with independent owner-operators.

Brokerage is compelling to us for a number of reasons. In addition to low fixed costs, it has high free cash flow conversion and minimal capex requirements, with tailwinds from outsourcing and supplier consolidation. Trucking is a core supply chain service — many XPO customers who use our other lines of business need truckload brokerage as well. Examples of brokered freight include industrial flows of raw materials and finished goods, consumer goods, sensitive or high-value freight, and freight that requires high security.

XPO Connect™ is continually improving our brokerage service through automation, making us more productive and differentiating XPO to customers. In the second quarter, our North American truck brokerage team handled the same load count as last year, with 14% less headcount. We’re also able to tailor the brokerage experience based on a customer’s freight requirements and business-specific rules. KPIs can be filtered by factors like delayed shipments, weather or traffic.

On the carrier side, drivers use the Drive XPO™ app to interact with XPO Connect™ and book loads in the marketplace. They can “buy it now” at the published price or place a counteroffer on a load. They can post their capacity, submit e-paperwork and set preferences that trigger the automatic allocation of loads based on size, type and geography, all from their truck.

Globally, over 62,000 of the independent truckload carriers in our brokerage network are already registered on XPO Connect™, with carrier adoption gaining traction every month. The network itself represents over a million trucks. This capacity is vitally important to shippers, as they rely on us to find them trucks and drivers under all kinds of market conditions.

In Europe, brokerage is one of the three largest components of our transportation operations, the other two being LTL and dedicated truckload. In 2019, these three service lines combined accounted for about three-quarters of our European transportation EBITDA. We also have a non-dedicated truckload business in Europe that provides on-demand capacity for our customers.

Expedited transportation is a non-asset business that we offer as part of our freight brokerage operations in North America. These are shipments of time-critical goods or raw materials that have to get somewhere very quickly, typically on little notice.

We use a network of contracted owner-operators to handle expedited ground transportation, and an electronic bid platform to assign air charter loads. A large and separate component of our expedite operations is our proprietary transportation management platform, which executes transactions primarily on a machine-to-machine basis.

As the largest provider of managed expedite shipments in North America, we can act very quickly, whether it’s supporting our customers or other XPO transportation lines. For example, if a track repair stalls a rail container, we can off-load those goods to an expedite ground carrier in our network or put them on a chartered aircraft. This ability to find solutions to almost any challenge is a major advantage of using XPO.

Less-Than-Truckload (LTL)

Our LTL business in North America is asset-based; it utilizes employee drivers, a fleet of tractors and trailers for linehaul, pickup and delivery of pallets, and a national network of terminals. We’re a top three LTL provider in the US, with a network that covers about 99% of all zip codes.

In Western Europe, where we’re a leading LTL provider, we utilize the optimal model for each national market. In the UK, for example, we own the trucks and employ the drivers, whereas in Spain, we contract with independent carriers for capacity, supporting them with terminals and staff. In France, we use a blended model.

Our LTL team is laser-focused on on-time, damage-free performance. Using one of the industry’s most modern fleets, we deliver more than 20 billion pounds of freight a year. We have over 20,000 LTL customers in North America alone, primarily local accounts. We’re also diversifying our base by selling LTL across more verticals.

We doubled EBITDA in LTL in the four years since we acquired this business, and we’ve brought the operations a long way forward. For the full year 2019, we realized an operating ratio of 84.3%, and adjusted operating ratio of 82.7%. We have a well-defined opportunity to grow our LTL EBITDA to at least $1 billion by 2022.

Our technology roadmap for LTL focuses on the main components of the LTL service lifecycle: linehaul, pickup-and-delivery and pricing. We also use XPO Smart™ to enhance productivity in yard and dock operations. With XPO Smart™ rolled out to our US LTL network, we’re averaging approximately 7% more motor moves per hour on our cross-docks, and our employees are more highly engaged in turning in a winning performance.

Our linehaul network is how we move LTL freight across the country. To put it in perspective, we move freight 2.5 million miles a day on average, or more than 600 million miles a year. Currently, only about 15% of our volume travels direct. With intelligent route-building, such as bypass optimization, we can reduce empty miles, improve load factor and mitigate cargo damage, shaving our annual linehaul spend. The process lets us deploy trucks deeper into the network and the freight is handled fewer times, which saves time and costs.

Our linehaul bypass models work with massive amounts of data, including shipment details, customer information, ride-by times, service level agreements and hazmat designations. The data is passed through three proprietary optimization models; most other LTL carriers use one model or none. Bypass recommendations are based on volume and density, taking freight dimensions into account to identify gaps in trailer utilization. We estimate that every percentage point increase in trailer utilization translates into about $10 million of EBITDA.

Our technology optimizes other areas of linehaul as well. Compliance and exception management information can be easily accessed by our planners and freight flow teams. Decisions are supported by key metrics, such as must-arrive-by times. Our linehaul team has the ability to look at real-time trailer-building images from service centers in our network, confirming optimal trailer counts. And we use proprietary algorithms to analyze photos of errant pallets, identify the product and reroute it. We launched this application in late 2019.

The second major component of LTL optimization is pickup-and-delivery. The new routing and visualization tools we’ve developed help our dispatchers improve route density, which reduces miles per stop and cost per stop. Our P&D optimization plan focuses on adjusting to traffic realities in real time, accommodating late-breaking customer requests and generally managing surprises. We’ve created a more intuitive interface for our dispatchers, and we use machine learning to predict loading and unloading windows based on customer service histories.

The tools give our dispatchers visibility into the profit impact of route adjustments and help them make proactive adjustments. For example, two stops near each other could be moved to the same route and handled by a single truck and driver. Our drag-and-drop tools show the dispatcher whether a contemplated adjustment will make the plan better or worse. Sometimes a route change looks reasonable on the surface but has a negative impact on cost or service.

The third area of LTL optimization is pricing. Here, we’re using elasticity models to adjust for current lane conditions. The goal is to price as intelligently as possible to balance the network. Most often, but not always, this also improves yield.

For larger accounts, we’re using modeling to create “sticky” pricing proposals. Our algorithms make the proposals as relevant as possible for customers by incorporating data from past customer behavior and real-time market conditions. For small to mid-sized accounts, we’ve greatly improved the software that our local account executives use to price lanes. Our salespeople can now price in real time, which aids our ability to capture share.

While each component of our plan delivers its own benefits, we also expect a strong synergistic effect on LTL as a whole. For example, when we optimize truck routes, this benefits asset utilization, driver utilization, customer service and yield, and should reduce our carbon footprint by decreasing empty miles.

Last Mile Logistics

Last mile for heavy goods is a service-intensive business that we do very well. Our last mile operations are predominantly asset-light: we use independent contractors to perform transportation and over-the-threshold deliveries and installations. Our customers include big-box retailers that sell appliances, furniture, exercise equipment, large electronics and other heavy or bulky items. All of these customers benefit from the tens of millions of dollars we’ve invested in last mile technology to deliver a superior consumer experience.

In North America, we’re the largest last mile service provider for the home delivery of heavy goods, and yet we hold less than 8% of US share. We have a cohesive network that we launched in 2013, when we bought the leading last mile company in North America; then integrated another three highly regarded last mile providers over 18 months. Today, our last mile network in North America includes 85 hubs that position our last mile footprint to within 125 miles of approximately 90% of the US population.

There’s an ongoing trend toward consumers buying heavy goods online, which creates tailwinds for our last mile business in omnichannel retail and e-commerce. This trend was accelerated by COVID-19, as people lost access to brick-and-mortar shopping, and we expect at least some of this new demand to become secular. In the second quarter, despite the widespread economic shutdown, our last mile network in North America generated year-over-year revenue growth of 3%, with a net revenue margin of 37%.

In Europe, which is another fragmented last mile landscape, there’s a large opportunity for us to apply our technology and best practices. We have last mile operations for heavy goods in several European countries and we’ve won some sizable contracts. These are small but growing operations in a sector where our expertise is valued.

Earlier this year, we launched XPO Connect™ in our last mile service for heavy goods and we’ve been expanding its capabilities since then. Our recent enhancement of inventory tracking precision in last mile resulted in 99% accuracy in June. We pushed out this technology to all of our last mile hub customers in the US, providing real-time ETAs for home deliveries and enabling e-notifications and rescheduling.

These features enhance our consumer-friendly capabilities already in place, such as feedback loops, voice tracking of shipments with Google Home® and Amazon Alexa®, and augmented reality, which shows an item inside the home before it’s delivered. The key in last mile is to keep consumer satisfaction as high as possible. We’re the only last mile provider in the heavy goods sector to invest in digital consumerization to this degree.

Intermodal and Drayage

Intermodal involves the long-haul portion of containerized freight movements. This is an additional growth opportunity for us within our freight brokerage unit. Services include rail brokerage, local drayage performed by independent trucking contractors, and on-site operational services. XPO has one of the largest drayage networks in the US, with more than 2,400 independent owner-operators and access to over 25,000 drayage trucks.

The nature of intermodal is that demand is influenced by external factors, such as the availability of truck capacity. When truck capacity is relatively tight, that’s good for intermodal — the same is true of high fuel prices. In general, intermodal can be a much less expensive mode for freight that is not time sensitive. The main drivers of customer satisfaction are cost effectiveness, ready capacity and service performance.

Our proprietary Rail Optimizer technology is a growth engine and a competitive advantage for us in intermodal; it enables constant communication with the railroads and provides a high level of visibility into the door-to-door movements of long-haul freight. We use sensors that tell us where a container is located, whether it’s full or empty, and whether the door is open. These are just some of the ways we add value for our intermodal customers.

Managed Transportation

XPO is a top five global provider of managed transportation. We provide this non-asset service to shippers who want to outsource some or all of their transportation modes and related activities. These activities can include freight handling, such as consolidation and deconsolidation, labor planning, inbound and outbound shipment facilitation, documentation and customs management, claims processing and 3PL supplier management, among other services.

The three arms of our managed transportation offering are control tower solutions, managed expedite and dedicated capacity. Our control tower experts are trained in operations, analytics, procurement and customer service. They design the optimal routes for a given supply chain, source the most efficient carriers and ensure a high level of performance. They also apply lean-based analysis to shipping patterns and oversee vendor performance, freight audits and payments, claims, charge-back notifications and other processes.

Our dedicated managed transportation service is a turnkey solution we tailor for each customer. It includes drivers, tractors, trailers, maintenance, management, fuel and KPI reporting. The service is facilitated by our proprietary, web-based system for the digital procurement and tracking of time-critical freight. We have thousands of vetted ground carriers in our independent expedite network with equipment ranging from cargo vans to flatbeds, as well as domestic and international air options.

In June, XPO was honored by General Motors as Supplier of the Year for the excellence of our managed transportation services. Last year, we signed a multi-year dedicated transportation agreement in the UK with British Gypsum. This is the largest contract in the history of our European transportation business. We’ve transformed British Gypsum’s UK supply chain into a single, digitally managed transportation network with all downstream operations managed through XPO Connect™.

Managed transportation is still a small part of our revenue, but as these wins show, it's a promising growth avenue for us.

Global Forwarding

Our forwarding operations in North America and Europe provide non-asset-based freight forwarding services for domestic and international shipments by ground, air, ocean or some combination of these modes. We have independent market experts and licensed customs brokers on four continents who provide local oversight in thousands of key trade areas, and we operate a subsidiary as a non-vessel operating common carrier (NVOCC). Global forwarding is a $150 billion industry, and although our market position is small, our services are a source of support for our customers and other XPO lines of business.

A Culture with Purpose

In conveying our strengths, we believe that equal weight should be given to the human face of XPO. Our company employs approximately 96,000 extraordinary individuals who have great insights about our customers and our business. Our foremost priority — to keep our people safe — took on new dimensions in the COVID-19 pandemic. We acted quickly to implement these and other measures designed to ensure the well-being of our employees:

•	Globally, our people are working remotely if able to do so.

•	For employees who need to work on site, we follow the guidance of the World Health Organization, the US Centers for Disease Control, local regulators, and our own health and safety protocols.

•	We’re providing PPE in all our workplaces and social distancing is in effect.

•	Our facilities worldwide engage in ongoing cleaning of high-touch areas, as well as deep cleaning in facilities likely to have been exposed to COVID-19.

•	We added Pandemic Paid Sick Leave to provide US and Canadian employees an additional two weeks of 100% sick leave.

•	We guarantee up to three additional paid days for employees of a facility that closes temporarily for deep cleaning.

•	We instituted a contactless delivery policy to ensure that our drivers can maintain a safe distance from customers when delivering freight.

•	We provided Frontline Employee Appreciation Pay to US and Canadian employees.

•	We expanded access to mental health counseling services.

Our culture is about being respectful, entrepreneurial, innovative and inclusive — it's about having compassion, being honest and respecting diverse points of view, while operating as a team. We also foster emotional safety at work, with robust ethical guidelines that clearly define prohibited behavior, such as harassment, dishonesty, discrimination, workplace violence, bullying, conflicts of interest, insider trading and human trafficking.

We reinforce our culture through diverse worksites, open-door management, the XPO University training curriculum, our Workplace virtual community and equal opportunity hiring policies. We also support causes important to our employees, such as the Susan G. Komen Foundation’s fight against breast cancer, Girls With Impact, and Workfit programs for differently-abled people. Last year, XPO was a proud participant in the International Pride celebration in New York City.

Our Pregnancy Care Policy is a gold standard not just for our industry, but for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, a woman receives up to 20 days of 100% paid prenatal leave for health and wellness and other preparations for her child's arrival.

Our female employees can request pregnancy accommodations without fear of discrimination, including "automatic yes" accommodations, such as changes to work schedules and the timing or frequency of breaks, or assistance with certain tasks. More extensive accommodations are easily determined with input from a doctor. Furthermore, we guarantee that a woman will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she will remain eligible for wage increases while receiving alternate work arrangements.

We’ve also partnered with a leading healthcare network for women and families to offer supplemental health services from over 1,400 practitioners in 20 specialties via a virtual clinic. In total, more than 30 quality benefits are available to XPO women and families in the US. These include fertility services, prenatal and postpartum care, paid family bonding and a return-to-work program.

Environmental Sustainability

Sustainability is another area where XPO has already set an example in the industry, giving us an opportunity to build on that position. In the US, our company has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for five consecutive years. In Europe, XPO has been awarded the silver CSR rating by EcoVadis in 2019 and 2020, with our overall score placing us in the top 10% of the Freight Transport by Road category.

We’re proud that we’ve been awarded the label “Objectif CO2” for outstanding environmental performance of transport operations in Europe by the French Ministry of the Environment and the French Environment and Energy Agency. In 2019, we renewed our pledge to the CO2 Charter in France, extending our commitment to a smaller environmental footprint.

The warehouse of the future that we’ve created with Nestlé in the UK is an environmentally advanced facility sited on landscaped, man-made plateaus. It utilizes environmentally friendly ammonia refrigeration systems, energy-saving LED lighting, air-source heat pumps for administration areas and rainwater harvesting.

A number of our other logistics facilities are ISO14001-certified, which ensures environmental and other regulatory compliances. We monitor fuel emissions from forklifts in our warehouses, and we have protocols in place to take immediate corrective action if needed. Our packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of our reverse logistics operations, we recycle millions of electronic components and batteries each year.

In transportation, we’ve made substantial capex investments in fuel-efficient Freightliner Cascadia tractors in North America; these use EPA 2013-compliant and GHG14-compliant SCR technology. Our North American LTL locations have numerous energy-saving policies in place and are implementing a phased upgrade to LED lighting.

In Europe, we own one of the industry’s most modern road fleets: 98% compliant with Euro V, EEV and Euro VI standards in 2019, with an average truck age of approximately three years. We also own a large fleet of natural gas trucks operating in France, the UK, Spain and Portugal, and we’ve made a significant investment in 100 new Stralis Natural Power Euro VI tractors for our less-than-truckload network in France. These tractors use a combination of liquified and compressed natural gas (LNG/CNG) to generate emissions that are lower than the Euro VI standard and reduce noise in densely populated areas.

We’re piloting all-electric vehicles for last mile deliveries in some urban areas, reducing emissions to zero. And we use government-approved mega-trucks in Spain; these can significantly reduce CO2 emissions due to their larger carrying capacity. We’re now embarking on a collaborative research and development project with the General State Administration of Spain, doing real-life testing of a duo-trailer vehicle and capturing data about its environmental and safety performance. The data we provide will help the Administration determine the viability of duo-trailers for commercial freight transportation.

The development of our culture will continue to be a steady march forward, as it has since our founding in 2011. In April, we published our 2019 Sustainability Report, which provides details of our global progress in key areas, including safety, employee engagement, diversity and inclusion, ethics and compliance, environmental protection and governance. The report can be downloaded from https://sustainability.xpo.com.

Second Quarter 2020 Financial Highlights1

The ramifications of COVID-19 dominated the second quarter. Nevertheless, we beat consensus on revenue, adjusted EBITDA and adjusted EPS, and generated higher-than-expected free cash flow. Our business trends improved across our segments and geographies as the quarter progressed, and continued to improve in July. For the quarter, we reported:

•	$3.50 billion of revenue

•	$(132) million of net income (loss)[2]

•	$(1.45) diluted earnings (loss) per share

•	$(57) million of adjusted net income (loss)[2]

•	$(0.63) adjusted diluted earnings (loss) per share

•	$172 million of adjusted EBITDA

•	$214 million of cash flow from operations

•	$121 million of free cash flow

Third Quarter 2020 Financial Guidance

Based on current market conditions, the company expects to generate at least $350 million of adjusted EBITDA in the third quarter 2020. The company previously withdrew its full-year guidance in April due to the COVID-19 pandemic.

1 Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation.

2 Net income (loss) attributable to common shareholders.

Liquidity Position

On June 30, 2020, we had approximately $2.8 billion of total liquidity, including $2.3 billion of cash and cash equivalents and $500 million of available borrowing capacity. In the second quarter, we issued $1.15 billion of 6.25% senior notes maturing in 2025 and added a new $350 million term loan and letter of credit facility. The company has no significant debt maturing until June 2022.

Share Repurchase Program

Through June 2020, we repurchased 1.7 million shares of XPO common stock at an average price per share of $66.58, for a total cost of $114 million. We have $503 million remaining on the current $2.5 billion share repurchase authorization.

Looking Forward

We’re continuing to execute our growth strategy throughout a challenging 2020 by running the business as efficiently and profitably as possible. This disciplined focus is a major reason why nearly 70% of Fortune 100 companies rely on our services.

When we receive awards for excellence from world-class companies, such as Dow Chemical, Boeing, Diebold, Ford, GM, Nissan, Nordstrom, Raytheon, The Home Depot and Whirlpool, we know we’re doing our job. Last July, we were awarded a contract extension through 2024 by the Tour de France as their official transportation partner. If the race goes on as planned in August and September, this will be the 40th consecutive year we’ve partnered with the Tour, and we take great pride in supporting the competitors on the world stage.

In 2016, we made the Fortune 500 list for the first time, and one year later, XPO was named the fastest-growing transportation company on the list. In 2018, Fortune named us to their Fortune Future 50 list. Gartner has ranked us as a Magic Quadrant 3PL leader for three consecutive years. Recently, we were named a Winning “W” Company by 2020 Women on Boards for the gender diversity of our board of directors.

In Italy, we were awarded Logistics Company of the Year for innovation three years in a row. Logistics Manager named us 3PL of the Year. And in the UK, we were voted one of Glassdoor’s top three Best Places to Work. Forbes ranked us as the top-performing US company on the Global 2000 and one of America’s Best Employers. In March, Forbes named us one of the best companies to work for in Spain. We thank our employees for creating the culture that has led to these recognitions.

In January, Fortune named XPO one of the World's Most Admired Companies for the third straight year and ranked us first in our category of trucking, transportation and logistics. Another recognition that speaks to our culture is our ranking by Newsweek in the top 100 of America's Most Responsible Companies. Recently, both the Netherlands and France ranked us in the top three 3PLs in their respective countries, and Gartner named XPO a 3PL Magic Quadrant Leader Worldwide. In another exciting development, we’ve partnered with Massachusetts Institute of Technology in their Industrial Liaison Program — the first global logistics company to collaborate on industry innovation with the top minds and research facilities at MIT.

Importantly for our investors, we have a rock-solid balance sheet and an ironclad business model. Even against the current backdrop, we’re on track to generate hundreds of millions of dollars of free cash flow this year. We’re fully prepared to serve our customers through the recovery, however long that takes, while continuing to maximize shareholder value.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to the accompanying slide presentation.

XPO’s non-GAAP financial measures used in this document include: earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted EBITDA margin for the three and six-month periods ended June 30, 2020 and 2019 on a consolidated basis and for our transportation and logistics segments; EBITDA, adjusted EBITDA and adjusted EBITDA excluding truckload for the twelve-month periods ended December 31, 2019, 2018, 2017, 2016 and 2015; free cash flow for the three and six-month periods ended June 30, 2020 and 2019, and the twelve-month periods ended December 31, 2019, 2018, 2017, 2016 and 2015; adjusted net income (loss) attributable to common shareholders and adjusted earnings (loss) per share (basic and diluted) (“adjusted EPS”) for the three and six-month periods ended June 30, 2020 and 2019 and the twelve-month period ended 2019; adjusted EBITDA, adjusted operating income and adjusted operating ratio for our North American less-than-truckload business for the twelve-month periods ended December 31, 2019, 2018, 2017, 2016 and 2015; and net revenue and net revenue margin for our last mile business for the three-month period ended June 30, 2020.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income (loss) attributable to common shareholders and adjusted EPS include adjustments for transaction and integration, as well as restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition or divestiture and may include transaction costs, consulting fees, retention awards, and, in the case of acquisitions, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as adjusted net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment, with adjusted net cash provided by operating activities defined as net cash provided by operating activities plus cash collected on deferred purchase price receivables. We believe that EBITDA, adjusted EBITDA and adjusted EBITDA excluding truckload improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income (loss) attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improves the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables.

With respect to our third quarter 2020 financial target for adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our future growth prospects for EBITDA in our North American less-than-truckload business, our company's potential profit growth opportunity and our company’s third quarter 2020 financial target for adjusted EBITDA. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target," "trajectory" or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: the severity, magnitude, duration and after effects of the COVID-19 pandemic and government responses to the COVID-19 pandemic, public health crises (including COVID-19); economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers' demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to implement our cost and revenue initiatives; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; and governmental or political actions, including the United Kingdom's exit from the European Union; and natural disasters, terrorist attacks or similar incidents. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.